As filed with the Securities and Exchange Commission on  April 15, 2008
Registration No. 333-20631
=====================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

BRITTON & KOONTZ CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0665423
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

500 Main Street
Natchez, Mississippi 39120
 (Address, including zip code, of principal executive offices)
____________________

BRITTON & KOONTZ CAPITAL CORPORATION
LONG-TERM INCENTIVE PLAN
(Full title of the plan)
_______________________

W. Page Ogden	Copy to:
President and Chief Executive Officer	Jane E. Armstrong, Esq.
Britton & Koontz Capital Corporation	Phelps Dunbar LLP
500 Main Street	365 Canal Street, Suite 2000
Natchez, Mississippi 39120	New Orleans, Louisiana 70130
(601) 445-5576	(504) 566-1311
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Britton & Koontz Capital Corporation
Long-Term Incentive Plan

On January 29, 1997, Britton & Koontz Capital Corporation (the “Registrant”) registered 40,000 shares of its $10.00 par value common stock (the “Common Stock”) for issuance under the Britton & Koontz Capital Corporation Long-Term Incentive Plan (the “Prior Plan”) by a registration statement on Form S-8 (File No. 333-20631) (the “1997 Form S-8”).  On May 16, 1997, the Registrant effected a four-for-one stock split of the Common Stock, and in accordance with Rule 416(a) under the Securities Act of 1933, as amended, the number of shares registered under the 1997 Form S-8 increased to 160,000 (in addition, the par value of the Common Stock decreased to $2.50 per share).

In 2006, the Prior Plan expired by its terms, and therefore no additional awards have been made under the Prior Plan.  At the Registrant’s annual meeting of stockholders held on April 24, 2007, the stockholders of the Registrant adopted the Britton & Koontz Capital Corporation 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”).  As of the date of the expiration of the Prior Plan, 86,337 shares of the 160,000 shares of Common Stock registered in connection with the Prior Plan had not been issued and are not subject to issuance upon exercise or vesting of outstanding awards granted under the Prior Plan.

This Post-Effective Amendment No. 1 to the 1997 Form S-8 is being filed to provide that the 86,337 shares of Common Stock available for issuance under the Prior Plan will now be available for offer and sale under the 2007 Plan.  Concurrently herewith, the Registrant will file a registration statement on Form S-8 to register shares of its Common Stock for issuance pursuant to the 2007 Plan, including but not limited to the 86,337 shares previously available under the Prior Plan.  Pursuant to General Instruction E to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997), the 86,337 shares of Common Stock previously registered and available for issuance under the Prior Plan are carried forward to, and deemed covered by, the registration statement on Form S-8 filed in connection with the 2007 Plan.  In addition, any shares of Common Stock that are not issued pursuant to awards granted under the Prior Plan, such as when a currently-outstanding award is cancelled, terminated or forfeited, will be carried forward for issuance in connection with the 2007 Plan and deemed covered by this Post-Effective Amendment No. 1 to the 2001 Form S-8.

An aggregate registration fee of $725 was paid in connection with the filing of the 1997 Form S-8, of which $391 related to the 86,337 shares of unissued Common Stock being carried forward.

INCORPORATION BY REFERENCE

Pursuant to General Instruction E to Form S-8, the contents of the 1997 Form S-8 filed by the Registrant with respect to the Common Stock offered pursuant to the Britton & Koontz Long-Term Incentive Plan are hereby incorporated by reference herein.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi, on the 22nd day of April, 2008.

BRITTON & KOONTZ CAPITAL
CORPORATION

April 15, 2008                        By:  /s/ W. Page Ogden
                               W. Page Ogden, President and Chief
                        Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ W. Page Ogden	President and Chief	April 15, 2008
Executive Officer
(Principal Executive Officer)

/s/ William M. Salters	Chief Financial Officer	April 15,2008
(Principal Financial and
Accounting Officer)

/s/ Robert R. Punches	Chairman and Director	April 15, 2008

/s/ R. Andrew Patty II	Vice Chairman and Director	April 15, 2008

/s/ W.W. Allen, Jr.	Director	April 15, 2008

/s/ Craig A. Bradford, DMD	Director	April 15, 2008

/s/ A.J. Ferguson	Director	April 15, 2008

/s/ Bethany L. Overton	Director	April 15, 2008

/s/ George R. Kurz	Director	April 15, 2008

/s/ Vinod K. Thukral, Ph.D.	Director	April 15, 2008